Exhibit 99.3

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated February 24, 2021 to the Board of Directors of PRA Health Sciences, Inc. (“PRA”) included as Annex D to the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement (File No. 333-254891), including all amendments, supplements and exhibits thereto, of ICON plc (“ICON”) on Form F-4 relating to the proposed merger of PRA and ICON (the “Prior Registration Statement”), and references to such opinion in such Joint Proxy Statement/Prospectus, which contents of such Prior Registration Statement, including such Joint Proxy Statement/Prospectus, are incorporated by reference into the Registration Statement of ICON on Form F-4 filed for the sole purpose of registering additional ICON ordinary shares estimated to be issuable upon the completion of the merger described in the Prior Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC
UBS SECURITIES LLC

New York, New York
June 30, 2021